EXHIBIT 10.2b

This Addendum to Employment Contract dated January 1, 1994, by and between The WellCare Management Group, Inc. (hereinafter referred to as "WellCare") and Edward A. Ullmann (hereinafter referred to as "Employee") is entered into this seventh day of March 1996 for the purpose of adding the following clauses to Employment Agreement.

1. In consideration of the services as President/Chief Executive Officer of WellCare, WellCare agrees to pay Employee a salary of $225,000.00 effective January 1, 1996. Both parties agree that the base salary will automatically increase by four percent (4%) annually effective January 1 of the remaining contract years.

2. Effective January 1, 1996, a one-time lump sum cash bonus will be issued to Employee in the net amount of $100,000.00.


This Addendum is signed this 9th day of March, 1996.

The WellCare Management Group, Inc.
/s/ Mark. D. Dean
By:  Mark D. Dean, Vice President Board of Directors        /s/
Edward A. Ullmann
     Edward A. Ullmann, Employee